                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                             OWENS-ILLINOIS, INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

--------------------------------------------------------------------------------

                                     [LOGO]

                              OWENS-ILLINOIS, INC.

                           NOTICE AND PROXY STATEMENT

                                      FOR

                       THE ANNUAL MEETING OF SHARE OWNERS

                                   TO BE HELD

                             WEDNESDAY, MAY 8, 2002

                             YOUR VOTE IS IMPORTANT

    PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

                              OWENS-ILLINOIS, INC.
                                  ONE SEAGATE
                               TOLEDO, OHIO 43666
                              -------------------
                    NOTICE OF ANNUAL MEETING OF SHARE OWNERS
                              -------------------

Dear Share Owner:

    You are cordially invited to attend the Annual Meeting of Owens-Illinois' share owners which will be held on Wednesday, May 8, 2002, at 2:00 p.m. in the auditorium of the Owens-Illinois World Headquarters Building, One SeaGate, Toledo, Ohio for the purpose of considering and voting upon the following matters:

    1.  The election of three directors for a term of three years.

    2. The approval of an amendment to increase the number of shares issuable under the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc. from 10,000,000 to 16,000,000 and to permit gifts of stock options to charities and certain other entities.

    3. Such other business as may properly be presented for action at the meeting or any adjournment thereof.

    Enclosed is a Proxy Statement which provides information concerning the Company and the Board of Directors' nominees for election as directors. Also enclosed is a copy of the Company's Annual Report which describes the results of our operations during 2001 and provides other information about the Company which will be of interest.

    The Board of Directors fixed the close of business on March 11, 2002, as the record date for the determination of share owners owning the Company's Common Stock, par value $.01 per share, entitled to notice of and to vote at the Annual Meeting.

    Enclosed is a proxy card which provides you with a convenient means of voting on the matters to be considered at the meeting whether or not you attend the meeting in person. All you need do is mark the proxy card to indicate your vote, sign and date the card, then return it in the enclosed envelope as soon as conveniently possible. If the shares are held in more than one name, all holders of record should sign. If you desire to vote for all of the Board of Directors' nominees and in favor of the amendment to the Company's Amended and Restated 1997 Equity Participation Plan, you need not mark your votes on the proxy card but need only sign and date it and return it in the enclosed envelope. As an alternative to returning the proxy card, you may choose to make use of the Internet or telephone voting options described in the enclosed Proxy Statement and on the proxy card.

    Management sincerely appreciates your support. We hope to see you at the Annual Meeting.

                                          By order of the Board of Directors,

                                          Joseph H. Lemieux
                                          Chairman of the Board

                                          James W. Baehren
                                          Secretary
April 1, 2002
Toledo, Ohio

                              OWENS-ILLINOIS, INC.
                                  ONE SEAGATE
                               TOLEDO, OHIO 43666

                            ------------------------

             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHARE OWNERS
                             TO BE HELD MAY 8, 2002

                            ------------------------

    The Annual Meeting of the share owners of Owens-Illinois, Inc. (herein called the "Company") will be held on Wednesday, May 8, 2002, at 2:00 p.m. in the auditorium of the Owens-Illinois World Headquarters Building, One SeaGate, Toledo, Ohio. At the Annual Meeting, share owners will elect three directors for a term of three years and consider the approval of the amendment to the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc. (the "1997 Equity Participation Plan"), as more fully described below.

    This Proxy Statement has been prepared in connection with the solicitation by the Company's Board of Directors of proxies for the Annual Meeting and provides information concerning the persons nominated by the Board of Directors for election as directors, and other information relevant to the Annual Meeting. The Company intends to commence distribution of this Proxy Statement and the materials which accompany it on or about April 1, 2002.

    The record of share owners entitled to notice of and to vote at the Annual Meeting was taken as of the close of business on March 11, 2002 (the "record date"), and each share owner will be entitled to vote at the meeting any shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), held of record at the record date.

                                     VOTING

    Shares can be voted at the annual meeting only if the share owner is present in person or represented by proxy. If shares are owned of record in the share owner's name, the share owner may cast a vote one of three ways:

    - Vote by Internet: A share owner can choose to vote shares at any time over the Internet site listed on the accompanying proxy card. The Internet site will give the share owner the opportunity to make selections and confirm that instructions have been followed. The Internet voting procedures have been designed to authenticate the share owner's identity by use of a unique control number found on the accompanying proxy card. If a vote is cast over the Internet, the share owner does not need to return the proxy card.

    - Vote by Telephone: A share owner can also vote by telephone at any time by calling the toll-free number (for residents of the U.S. and Canada) listed on the proxy card. To vote, the share owner must enter the control number listed on the proxy card and follow the recorded instructions. If a vote is cast by telephone, the share owner does not need to return the proxy card.

    - Vote by Mail: If the share owner chooses to vote by mail, the share owner is required to complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope.

    Share owners who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. The share owner should follow the instructions received from the nominee to vote these shares.

    The proxy card lists each person nominated by the Board of Directors for election as director. Proxies duly executed and received in time for the meeting will be voted in accordance with share owners' instructions. If no instructions are given, proxies will be voted (a) to elect Edward A. Gilhuly, Anastasia D. Kelly and John J. McMackin, Jr. as directors of the Company for a term of three years, (b) for the approval of the amendment to the 1997 Equity Participation Plan, and (c) in the discretion of the proxy holders as to any other business which may properly come before the meeting.

                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes as nearly equal in size as practicable. Each class holds office until the third Annual Meeting for selection of directors following the election of such class. The Board of Directors of the Company (the "Board") currently consists of nine members, four of whom are Class I directors whose terms expire at the 2004 Annual Meeting, three of whom are Class II directors whose terms expire at this year's Annual Meeting, and two of whom are Class III directors whose terms expire at the 2003 Annual Meeting. With the exception of Anastasia D. Kelly, who was appointed to fill a vacancy created by the resignation of Robert J. Lanigan as a Class II director in March 2002, all of the directors listed herein, including the nominees, have served as directors since the last Annual Meeting.

    The Board is searching for one additional qualified candidate to serve as an additional outside director. Once a suitable candidate is identified, the Board will expand the size of the Board to ten directors and appoint such qualified candidate to fill the resulting vacancy.

    The Board has nominated three persons for election as Class II directors to serve for a three-year term expiring at the Annual Meeting of share owners to be held in 2005 and until their successors have been elected and qualified. The three nominees of the Board are Edward A. Gilhuly, Anastasia D. Kelly and
John J. McMackin, Jr., each of whom is currently serving as a director of the Company. If for any reason any of them should be unavailable to serve, proxies solicited hereby may be voted for a substitute as well as for the other nominees. The Board, however, expects all nominees to be available.

    The nominees and the directors whose terms of office continue after this year's Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including directorships in other public companies.

       THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT THE SHARE OWNERS
                 VOTE FOR THE THREE NOMINEES IDENTIFIED BELOW.

                       CLASS II: NOMINEES FOR 3-YEAR TERM

Edward A. Gilhuly                                             Director since 1987
Member of KKR & Co. L.L.C.,                                   Age 42
the general partner of
Kohlberg Kravis Roberts & Co., L.P.

Mr. Gilhuly was a general partner of Kohlberg Kravis Roberts & Co., L.P. from January 1, 1995 until January 1, 1996, when he became a member of the limited liability company which is the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Gilhuly has been a general partner of KKR Associates, L.P. since January 1, 1995, and prior thereto was a limited partner of KKR Associates, L.P. and an executive of Kohlberg Kravis Roberts & Co., L.P. Mr. Gilhuly is a director of Layne Christensen Company, MedCath Corporation and Rockwood Specialties, Inc. He is a member of the Executive and Compensation Committees.

Anastasia D. Kelly                                            Director since 2002
Senior Vice President                                         Age 52
Sears, Roebuck and Co.

    Ms. Kelly has been an executive officer of Sears, Roebuck and Co. since 1999, currently serving as Senior Vice President. She previously served as Senior Vice President (1996-1999) and General Counsel and Secretary (1995-1999) of Fannie Mae, a financial services company. She was appointed as a member of the Audit Committee effective April 1, 2002.

John J. McMackin, Jr.                                         Director since 1994
Member                                                        Age 50
Williams & Jensen, P.C.

Mr. McMackin has been a member of Williams & Jensen for more than five years. He is a member of the Audit Committee.

                         CLASS I: TERM EXPIRES IN 2004

James H. Greene, Jr.                                          Director since 1987
Member of KKR & Co. L.L.C.,                                   Age 51
the general partner of
Kohlberg Kravis Roberts & Co., L.P.

Mr. Greene was a general partner of Kohlberg Kravis Roberts & Co., L.P. from January 1, 1993 until January 1, 1996, when he became a member of the limited liability company which is the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Greene has been a general partner of KKR Associates, L.P. since
January 1, 1993, and prior thereto was a limited partner of KKR Associates, L.P. and an executive of Kohlberg Kravis Roberts & Co., L.P. Mr. Greene is a director of Accuride Corporation, Birch Telecom,

Inc., Safeway Inc. and Shoppers Drug Mart Corporation. He is a member of the Compensation Committee.

George R. Roberts                                             Director since 1987
Managing Member of KKR & Co. L.L.C.,                          Age 58
the general partner of
Kohlberg Kravis Roberts & Co., L.P.

Mr. Roberts is a Founding Partner of Kohlberg Kravis Roberts & Co., L.P. and, effective January 1, 1996, he became a managing member of the limited liability company which is the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Roberts also is a general partner of KKR Associates, L.P. Mr. Roberts is a director of Accuride Corporation, Alliance Imaging, Inc., Amphenol Corporation, Borden, Inc., The Boyds Collection, Ltd., DPL Inc., Evenflo Company Inc., IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Group, Inc., PRIMEDIA, Inc., Safeway Inc. and Spalding Holdings Corporation. He is a member of the Executive Committee.

Robert J. Dineen                                              Director since 1994
Chairman of the Board of Directors                            Age 72
Layne Christensen Company

Mr. Dineen has been Chairman of the Board of Directors of Layne Christensen Company since 1992. Prior to 1993, Mr. Dineen was President and Chief Executive Officer of The Marley Company for more than five years. Mr. Dineen is a director of Layne Christensen Company. He is chairman of the Audit Committee.

Thomas L. Young                                               Director since 1998
Executive Vice President                                      Age 58
Owens-Illinois, Inc.

Mr. Young has been Executive Vice President, Administration and General Counsel since 1998. He previously served the Company as Executive Vice President, Administration, General Counsel, and Secretary (1993-1998). Mr. Young is a director of Manor Care Inc.

                        CLASS III: TERM EXPIRES IN 2003

Joseph H. Lemieux                                             Director since 1987
Chairman of the Board and                                     Age 71
Chief Executive Officer
Owens-Illinois, Inc.

Mr. Lemieux has been Chairman of the Board of the Company since 1991 and Chief Executive Officer of the Company since 1990. Mr. Lemieux was President and Chief Operating Officer of the Company and its predecessor from 1986 to 1990. Mr. Lemieux is a director of Manor Care Inc. He is chairman of the Executive Committee.

Michael W. Michelson                                          Director since 1987
Member of KKR & Co. L.L.C.,                                   Age 50
the general partner of
Kohlberg Kravis Roberts & Co., L.P.

Mr. Michelson has been a member of the limited liability company which is the general partner of Kohlberg Kravis Roberts & Co., L.P. since January 1, 1996. Prior thereto, he was a general partner of

Kohlberg Kravis Roberts & Co., L.P. Mr. Michelson also is a general partner of KKR Associates, L.P. Mr. Michelson is a director of Alliance Imaging, Inc., Amphenol Corporation, AutoZone, Inc. and KinderCare Learning Centers, Inc. He is chairman of the Compensation Committee and a member of the Executive Committee.

FUNCTIONS OF THE BOARD AND ITS COMMITTEES

    The Board has the ultimate authority for the management of the Company's business. The Board selects the Company's executive officers, delegates responsibilities for the conduct of the Company's operations to those officers, and monitors their performance.

    Important functions of the Board are performed by committees comprised of members of the Board. Subject to applicable provisions of the Company's By-Laws, the Board as a whole appoints the members of each committee. The Board may, at any time, change the authority or responsibility delegated to any committee. There are three regularly constituted committees of the Board: the Executive Committee, the Audit Committee and the Compensation Committee. The Company does not have a nominating committee or any regularly constituted committee performing the functions of such a committee.

    The Executive Committee is empowered to exercise the authority of the Board in the management of the Company between meetings of the Board, except that the Executive Committee may not fill vacancies on the Board, appoint or remove officers, amend the Company's By-Laws or exercise certain other powers reserved to the Board or delegated to other Board committees.

    The Audit Committee recommends to the Board the firm of independent auditors to audit the Company's financial statements for each fiscal year; reviews with the independent auditors the general scope of this service; reviews the nature and extent of the non-audit services performed by the independent auditors; and consults with management on the activities of the Company's independent auditors and the Company's internal control structure.

    The Compensation Committee administers the Amended and Restated Stock Option Plan, the 1997 Equity Participation Plan and certain other benefit plans of the Company and makes recommendations to the Board with respect to the compensation to be paid and benefits to be provided to directors, officers and employees of the Company.

    During 2001, the Board held three formal meetings, the Audit Committee held four formal meetings and the Compensation Committee held one formal meeting. The Executive Committee held no meetings in 2001. During 2001, each member of the Board attended 75% or more of the aggregate number of meetings of the Board and of committees of the Board of which he was a member. In addition to the formal meetings indicated above, the Board and the committees of the Board consulted frequently and often acted by written consent taken without a meeting.

           DIRECTOR AND EXECUTIVE COMPENSATION AND OTHER INFORMATION

DIRECTOR COMPENSATION

    Directors of the Company who are not Company officers are paid a fee of $35,000 annually plus expenses associated with meetings of the Company's Board. Commencing April 1, 2002, the annual fee paid to directors will be increased to $55,000. In addition, commencing in 2002, each director who is not an officer of the Company will receive a grant under the Directors Stock Option Plan of an option for 5,000 shares of Common Stock annually on the day immediately following the date of the annual meeting of share owners. Options will be priced at the fair market value of the Common Stock on the date of grant, will have a term of ten years and one day and will vest on the first anniversary of the grant date.

SUMMARY COMPENSATION TABLE

    The following table shows, for the years ended December 31, 1999, 2000 and 2001, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company (the "named executive officers") in all capacities in which they served.

                                                          ANNUAL COMPENSATION
                                                 --------------------------------------
                                                                             OTHER
                                                                             ANNUAL
              NAME AND                            SALARY       BONUS      COMPENSATION
         PRINCIPAL POSITION             YEAR      ($)(1)       ($)(2)        ($)(3)
------------------------------------  --------   --------     --------   --------------
Joseph H. Lemieux...................    2001     $696,667     $525,000     $1,125,954(7)
  Chairman and Chief                    2000      650,797      137,500        346,287
  Executive Officer                     1999      625,697      278,750         77,681

Peter J. Robinson...................    2001      432,401(11)  544,063(12)    598,911
  V.P., General Manager,                2000      471,726      405,879              0
  Asia Pacific Operations               1999      480,168      463,543              0

R. Scott Trumbull...................    2001      311,667      240,000        467,216
  Executive V.P.--Chief                 2000      292,500      180,000        104,202
  Financial Officer                     1999      277,500      160,000         29,846

Terry L. Wilkison...................    2001      315,833      250,000        413,241
  Executive V.P.--Plastics              2000      292,500      200,000         33,005
  Group General Manager                 1999      277,500      160,000         11,791

Thomas L. Young.....................    2001      315,833      250,000        459,331
  Executive V.P.--Administration        2000      292,500      200,000         85,921
  and General Counsel                   1999      276,333      160,000         29,057

                                                LONG TERM COMPENSATION
                                      -------------------------------------------
                                                  AWARDS                PAYOUTS
                                      ------------------------------   ----------
                                      RESTRICTED        SECURITIES     LONG-TERM
                                        STOCK           UNDERLYING     INCENTIVE      ALL OTHER
              NAME AND                 AWARD(S)       OPTIONS/SAR'S     PAYOUTS      COMPENSATION
         PRINCIPAL POSITION              ($)              (#)(4)         ($)(5)         ($)(6)
------------------------------------  ----------      --------------   ----------   --------------
Joseph H. Lemieux...................  $1,307,468(8)       160,000       $335,644         $66,449(9)(10)
  Chairman and Chief                     856,286          160,000        100,358          64,163
  Executive Officer                    2,322,094          160,000        105,651          54,243

Peter J. Robinson...................     602,000(13)       75,000        146,096           4,404(14)
  V.P., General Manager,                       0          100,000        124,616           4,446
  Asia Pacific Operations                558,750          100,000              0           4,555

R. Scott Trumbull...................     451,500(15)       75,000        108,202          12,976(10)
  Executive V.P.--Chief                        0           75,000         94,502          12,594
  Financial Officer                      419,063           75,000         97,718          11,100

Terry L. Wilkison...................     451,500(16)      100,000        108,272           8,489(10)
  Executive V.P.--Plastics                     0           75,000         73,093           5,956
  Group General Manager                  419,063           75,000         78,778             883

Thomas L. Young.....................     451,500(17)      100,000        107,848           8,106(10)
  Executive V.P.--Administration               0           75,000         91,763          12,948
  and General Counsel                    558,750           75,000         93,600          11,053

----------------------------------
 (1) Includes amounts deferred at the election of the named executive officer pursuant to the salary reduction provisions of the Stock Purchase and Savings Program.
 (2) Except as otherwise provided in footnote 12 below, the amounts disclosed in this column represent awards under the Owens-Illinois, Inc. Senior Management Incentive Plan for the year indicated. Except as otherwise provided in footnote 8 below, amounts, if any, deferred at the election of a named executive officer are included in the year earned.
 (3) The amounts disclosed in this column represent amounts reimbursed during the year for the payment of taxes, including taxes due in connection with the grant in 2001 of shares of restricted stock under the Company's 1997 Equity Participation Plan in the following amounts: Mr. Lemieux, $974,049; Mr. Robinson, $566,932; Mr. Trumbull, $436,818; Mr. Wilkison, $385,527; and Mr. Young, $436,818.
 (4) No SAR's were granted to any of the named executive officers during 2001.
 (5) The amounts disclosed in this column represent awards under the Owens-Illinois, Inc. Performance Award Plan for the year indicated. Except as otherwise provided in footnote 8 below, amounts, if any, deferred at the election of an executive officer are included in the year earned.
 (6) Except as otherwise provided in footnotes 9, 10 and 14 below, the amounts disclosed in this column for 2001 represent matching cash contributions by the Company to the Stock Purchase and Savings Program ("SPASP") and the Executive Deferred Savings Plan, both defined contribution plans. The SPASP is a tax-qualified defined contribution plan intended to satisfy the requirements of Section 401(k) of the Internal Revenue Code of 1986. The Company contributes to each participant's account maintained under the SPASP an amount of Company stock equal to 50% of the participant's contributions to the SPASP but not more than 4% of (a) the participant's earnings or
    (b) $170,000 for 2001, whichever is lower. The difference between the theoretical Company matching contribution under the SPASP for each participant, without regard to the legally imposed maximum, and the maximum contribution permitted under law is used to determine the number of theoretical shares of Company Common Stock which would have been purchased for the participants account in the absence of the IRS limitation on participant's earnings in excess of $170,000 for 2001. Amounts deferred into the Executive Deferred Savings Plan at the election of the participant may be credited to either a cash deferral account earning interest at a prescribed rate or a Company stock deferral account. Any balance in the plan is paid in cash to the individual at termination of employment.
 (7) The amont shown reflects $1,065,060 reimbursed to Mr. Lemieux in 2001 for the payment of taxes, including the amount of $974,049 representing taxes due in connection with the grant of 160,000 shares of restricted stock in 2001. The amount shown also reflects the values of certain perquisites provided by the Company to Mr. Lemieux totaling $60,894, of which $28,359 is attributable to his personal use of Company aircraft and $19,819 is attributable to financial planning provided by the Company.
 (8) Represents 188,689 shares of restricted stock granted to Mr. Lemieux under the Company's 1997 Equity Participation Plan of which 28,689 was granted in lieu of cash payments in the amounts of $175,000 and $111,881 pursuant to elections by Mr. Lemieux under the Company's Senior Management Incentive Plan and Performance Award Plan, respectively. See "Board Compensation Committee Report on Executive Compensation--Annual Incentive" and "--Long-Term Incentives" below. As of December 31, 2001, Mr. Lemieux held 390,105 shares of restricted stock of the Company with a value of $3,897,149 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2001).
 (9) Also includes a premium of $37,270 paid by the Company on a whole life insurance policy owned by Mr. Lemieux.
(10) Includes the following amounts equal to the value of premiums paid by the Company in connection with life insurance policies issued pursuant to the Owens-Illinois Executive Life Insurance Plan and Participation Agreements entered into between the Company and certain named executive officers during 2001: Mr. Lemieux, $9,328; Mr. Trumbull, $926; Mr. Wilkison, $1,689; and
    Mr. Young, $1,306.
(11) Includes payment in the amount of $84,124, which payments were made to Mr. Robinson in lieu of contributions on his behalf to a superannuation fund to provide post-retirement pension benefits.
(12) Includes $119,265 paid to Mr. Robinson under the ACI Packaging Services Pty Limited Senior Executive Retention and Confidentiality Agreement.
    Mr. Robinson's bonus is provided under a separate bonus plan relating to the Company's Asia Pacific business.
(13) As of December 31, 2001, Mr. Robinson held phantom stock units under the Company's 1997 Equity Participation Plan with respect to 20,000 shares of Common Stock of the Company and 100,000 shares of restricted stock of the Company with a combined value of $1,198,800 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2001).
(14) Represents the statutory minimum amounts contributed by the Company to a superannuation fund on behalf of Mr. Robinson.
(15) As of December 31, 2001, Mr. Trumbull held 90,000 shares of restricted stock of the Company with a value of $899,100 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31,
    2001).
(16) As of December 31, 2001, Mr. Wilkison held 90,000 shares of restricted stock of the Company with a value of $899,100 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31,
    2001).
(17) As of December 31, 2001, Mr. Young held 95,000 shares of restricted stock of the Company with a value of $949,050 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2001).

OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

    The following table provides information on option grants in 2001 to the named executive officers.

                                          INDIVIDUAL GRANTS                                               POTENTIAL REALIZABLE
------------------------------------------------------------------------------------------------------      VALUE AT ASSUMED
                                                NUMBER OF                                                     ANNUAL RATES
                                               SECURITIES      % OF TOTAL                                    OF STOCK PRICE
                                               UNDERLYING     OPTIONS/SARS                                  APPRECIATION FOR
                                              OPTIONS/SARS     GRANTED TO     EXERCISE OR                    OPTION TERM(3)
                                                 GRANTED      EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------
NAME                                               (#)         FISCAL YEAR      ($/SH)         DATE          5%          10%
--------------------------------------------  -------------   -------------   -----------   ----------   ----------   ----------
Joseph H. Lemieux...........................      160,000(2)        9.3%        $5.6875      01/03/11    $  572,294   $1,450,306

Peter J. Robinson...........................       75,000(2)        4.3%         5.6875      01/03/11       268,263      679,831

R. Scott Trumbull...........................       75,000(2)        4.3%         5.6875      01/03/11       268,263      679,831

Terry L. Wilkison...........................      100,000(2)        5.8%         5.6875      01/03/11       357,684      906,441

Thomas L. Young.............................      100,000(2)        5.8%         5.6875      01/03/11       357,684      906,441

------------------------------
(1) No SAR's were granted to any of the named executive officers during 2001.

(2) Exercises of one-half of the options are permitted after each of the fifth and sixth anniversaries of the date of the grant; provided, options shall become exercisable after the first anniversary of the date of the grant thereof at the time when the average fair market value per share (as evidenced by the closing price of the underlying stock on the principal exchange on which it is traded) for any period of 20 consecutive trading days (commencing after such first anniversary) is at least equal to the product of the fair market value per share on the date of grant times the amount shown below under "Stock Price Multiple" as to the percentage of the shares of stock initially subject to the option shown below under "Exercise Percentage."

         120%             $ 6.83               25%

         144%               8.19               50%

         172%               9.78               75%

         206%              11.72              100%

    Under the Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc., for all options granted between January 1, 1992 and December 31, 1996, rights to receive Additional Options, as defined in the Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc., are attached to each option and Additional Options will be granted upon exercise, subject to certain conditions, if the exercise price is paid using shares of Common Stock owned by the optionee or the related tax obligation is paid using shares of Common Stock owned by the optionee or by relinquising Common Stock which the optionee is entitled to receive upon the exercise of the options. Under the 1997 Equity Participation Plan of Owens-Illinois, Inc., for all options granted under the plan, rights to receive Additional Options, as defined in the 1997 Equity Participation Plan of Owens-Illinois, Inc., are attached to each option and Additional Options will be granted upon exercise, subject to certain conditions, if the exercise price is paid using shares of Common Stock owned by the optionee or the related tax obligation is paid using shares of Common Stock owned by the optionee or by relinquishing Common Stock which the optionee is entitled to receive upon the exercise of the options.

(3) Based on actual option term and annual compounding. The assumed annual rates of appreciation of 5 and 10 percent would result in the price of the Company's Common Stock increasing to $9.264 and $14.752, respectively.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
  FISCAL YEAR-END OPTION/SAR VALUES

    Shown below is information with respect to the unexercised options to purchase the Company's Common Stock granted in 2001 and prior years to the named executive officers and held by them at December 31, 2001. No options were exercised by named executive officers in 2001.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                                                                 DECEMBER 31, 2001          AT DECEMBER 31, 2001(1)
                                                            ---------------------------   ---------------------------
NAME                                                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                                        -----------   -------------   -----------   -------------
Joseph H. Lemieux.........................................    325,000        790,000          $0          $688,400

Peter J. Robinson.........................................          0        375,000           0           322,688

R. Scott Trumbull.........................................     47,500        326,250           0           322,688

Terry L. Wilkison.........................................          0        325,000           0           430,250

Thomas L. Young...........................................     83,491        381,250           0           430,250

------------------------------
(1) Based on the closing price of the Company's Common Stock on the New York Stock Exchange on that date of $9.99.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

    The named executive officers are covered by the Company's Performance Award Plan ("PAP") under which eligible employees receive annual cash awards payable at the end of the three-year period covered by the grant of the award. Award payouts under PAP are based on the average annual attainment of the performance objectives set by the Compensation Committee of the Board. For the 2001-2003 award period, performance will be evaluated in comparison to the Company's attained level of earnings per share relative to objectives for that period. The target amounts shown below are earned by Company performance at the level of 100% of the established objectives, with such payment percentage increasing or decreasing four percentage points for each single percentage point increase or decrease, respectively, in performance.

                                                              PERFORMANCE
                                                                OR OTHER      ESTIMATED FUTURE PAYOUTS UNDER
                                                              PERIOD UNTIL     NON-STOCK PRICE-BASED PLANS
                                                               MATURATION    --------------------------------
NAME                                                           OR PAYOUT     THRESHOLD    TARGET     MAXIMUM
----                                                          ------------   ---------   --------   ---------
Joseph H. Lemieux...........................................   2001-2003     $106,750    $543,750         (1)

Peter J. Robinson...........................................   2001-2003       29,120     145,600         (1)

R. Scott Trumbull...........................................   2001-2003       26,080     130,400         (1)

Terry L. Wilkison...........................................   2001-2003       26,496     132,480         (1)

Thomas L. Young.............................................   2001-2003       26,400     132,000         (1)

------------------------------
(1) The maximum dollar amount that may be earned under PAP is not capped.

PENSION PLANS

    The following table illustrates the estimated annual benefits payable under the Owens-Illinois Salary Retirement Plan (the "Retirement Plan") and nonqualified retirement plans in various average earnings classifications upon normal retirement at age 65:

                                                YEARS OF CREDITED SERVICE
  HIGHEST THREE-YEAR      ---------------------------------------------------------------------
AVERAGE ANNUAL EARNINGS      20         25         30          35           40           45
-----------------------   --------   --------   --------   ----------   ----------   ----------

       $  200,000         $ 52,532   $ 65,664   $ 78,797   $   91,930   $  104,050   $  116,170

          400,000          108,594    135,743    162,891      190,040      213,330      237,570

          600,000          165,737    207,171    248,606      290,040      322,610      358,970

          800,000          222,880    278,600    334,320      390,040      431,890      480,370

        1,000,000          280,023    350,029    420,034      490,040      541,170      601,770

        1,200,000          337,166    421,457    505,749      590,040      650,450      723,170

        1,400,000          394,309    492,886    591,463      690,040      759,730      844,570

        1,600,000          451,451    564,314    677,177      790,040      869,010      965,970

        1,800,000          508,594    635,743    762,891      890,040      978,290    1,087,370

        2,000,000          565,737    707,171    848,606      990,040    1,087,570    1,208,770

        2,200,000          622,880    778,600    934,320    1,090,040    1,196,850    1,330,170

    The above pension table illustrates benefits calculated on a straight-life annuity basis, and reflects the greater of the regular benefit or the "grandfathered" benefit available under the formula in effect prior to January 1, 1989. The regular benefit does not contain an offset for social security or other amounts, whereas the "grandfathered" benefit does provide for a partial offset for social security benefits.

    The compensation covered by the plans under which the benefits are summarized in the table above equals the sum of base salary, Senior Management Incentive Plan and Performance Award Plan payments, as reported in the Summary Compensation Table for the named executive officers for the last three fiscal years, and is equal to the highest three-year average of such amounts. At January 31, 2002, Mr. Lemieux had 44 years of credited service, Mr. Trumbull had 30 years of credited service, Mr. Wilkison had 3 years of credited service and Mr. Young had 25 years of credited service under the Retirement Plan. To the extent that benefits in the preceding table cannot, under the limitations of the Code, be provided under the Retirement Plan, such benefits will be provided under the Company's Supplemental Retirement Benefit Plan (the "SRBP"). Peter J. Robinson is not covered by a Company-sponsored pension plan.

    A significant portion of the pension benefits payable to certain named executive officers is provided under the SRBP. Such benefits have historically represented an unfunded liability of the Company. The Company previously provided for funding of a significant portion of the retirement benefits due under the SRBP through cash payments to certain participants in the plan. Such funding arrangements offset the liabilities under the SRBP at the time of such funding.

    EMPLOYMENT AGREEMENTS. The Company entered into employment agreements with certain officers, including the named executive officers listed above, that entitle the participants to receive their base salaries and to participate in designated benefit plans of the Company. The agreements provide for termination of employment at any time, with or without cause, and the benefit plans designated therein and each employee's rights to receive salary and bonuses pursuant thereto are subject to modification by the Company in its sole discretion.

CERTAIN TRANSACTIONS

    During 2001, the law firm of Williams & Jensen, P.C., of which Mr. McMackin is a member, received fees for legal services in connection with various matters. It is anticipated that the Company will continue to utilize the services of Williams & Jensen, P.C. on various Company matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS

    The following non-employee directors serve on the Compensation Committee of the Company's Board of Directors: Edward A. Gilhuly, James H. Greene, Jr. and Michael W. Michelson (chair). Until June 1987, Mr. Gilhuly and Mr. Greene were officers of the Company. Messrs. Greene, Michelson and Gilhuly are members of KKR & Co. L.L.C., the general partner of Kohlberg Kravis Roberts & Co., L.P., which provides management, consulting and financial services to the Company for an annual fee. In 2001 the payment for the management fee and expenses was $1,840,263. Such services include, but are not necessarily limited to, advice and assistance concerning any and all aspects of the operation, planning and financing of the Company and its subsidiaries, as needed from time to time.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") of the Company's Board of Directors establishes the Company's policies regarding the compensation of its executive officers and other key managers, and oversees the compensation practices employed pursuant to those policies. The Committee also administers the Company's 1997 Equity Participation Plan, the Performance Award Plan ("PAP"), and, with the Chief Executive Officer, the Senior Management Incentive Plan ("SMIP"). The Committee has direct responsibility for the compensation of the Chief Executive Officer.

    The Company's principal objective is to increase share owner value over time. The Committee's executive compensation policies are intended, and have been structured, to achieve this objective by emphasis on and adherence to the following principles: (1) focus on a significant equity orientation among executives to align their interests with those of all other share owners,
(2) linkage of compensation with achievement of certain specific financial, strategic and operating goals which underlie long-term share owner value,
(3) maintenance of plans which are intended to be competitive with those of other successful companies of comparable size, particularly those in the industries in which the Company competes, and (4) effective communication and straightforward administration of plans that are well understood and not unduly complex. Additionally, because the Company in 2001 confronts numerous external financial and related issues, including the bankruptcy filings of several companies with long tail asbestos liabilities, the Committee continued to take appropriate steps to secure and incentivize the retention of key executives and managers, particularly those who are retirement eligible.

    The components of the Company's executive officer compensation are:

                  - Base Salary
                  - Annual Incentive
                  - Long-Term Incentives
                  - Benefits

    BASE SALARY. Base salaries are set at levels intended to be competitive with industrial companies of comparable size in a broad range of American industries, which the Committee believes are the Company's competitors for executive talent. The Committee reviews salaries annually and provides salary adjustments based on periodic reviews of competitive considerations. In 2001, Mr. Lemieux was granted a $45,000 increase in base salary, representing a 6.4% adjustment on an annualized basis.

    ANNUAL INCENTIVE. The Company's SMIP establishes target annual incentives for key executives in the form of a percentage of base salary (up to a maximum target incentive of 100% in the case of the Chief Executive Officer). The SMIP provides for annual incentive awards consisting of a corporate performance component based on annual rate of return on net assets ("RONA") and an earnings per share ("EPS") targets, on an equally weighted basis, established by the Board as the performance objectives for the year, an operating unit RONA performance component (for executive positions at the unit level), and a discretionary component. Each performance component and, in the aggregate, the discretionary components are contingent on the Company's performance relative to the corporate RONA and EPS objectives for the year.

    The SMIP establishes quantitative relationships between performance and payout percentages within defined minimum/maximum ranges. The total bonus pool available for distribution to all covered executives, including the Chief Executive Officer, cannot exceed 150% of the total of all target bonuses for the covered executives.

    A recipient of an SMIP payment may elect to receive restricted stock in lieu of cash for all or a portion of such payment. Such restricted stock is issued under the terms of the 1997 Equity Participation Plan of Owens-Illinois, Inc., which plan was approved by the share owners at the 1997 Annual Meeting. A recipient who so elects receives a number of shares of restricted stock equal to 120% of the amount of cash forgone divided by the closing price of the Common Stock on the last trading day prior to the date on which the cash amount would have been paid. Except as otherwise provided in the 1997 Equity Participation Plan of Owens-Illinois, Inc., such restricted stock vests on the third anniversary of the date on which the cash amount would have been paid.

    Based on the Committee's evaluation of the Company's RONA and EPS performance relative to its 2001 RONA and EPS objectives, and further based on the Committee's evaluation of certain other performance factors relating to the Chief Executive Officer, Mr. Lemieux was granted an SMIP award of $700,000 for 2001.

    LONG-TERM INCENTIVES. There are two forms of long-term incentives utilized for key executives: PAP, which provides cash awards, and the Company's Equity Participation Plan, which provides for grants of stock options and restricted stock.

    The PAP establishes target cash awards for key executives based on a percentage of base salary at the time of the award (up to a maximum target award of 75% in the case of the Chief Executive Officer). The PAP is based on a three-year performance cycle. Award payouts are based on the average annual attainment of the performance objectives set by the Board for each year of each award period. The Board establishes the performance criteria under this Plan and sets the relative weighting where multiple criteria are applicable. During each relevant three-year award period, performance will be evaluated in comparison to the Company's attained level of EPS relative to objectives for these periods. Under the Plan, performance at the level of 100% of these established objectives results in a 100% payment of the PAP award, with such payment percentage increasing or decreasing four percentage points for each single percentage point increase or decrease, respectively, in performance.

    A recipient of a PAP payment may elect to receive restricted stock in lieu of cash for all or a portion of such payment on the same terms described above with respect to SMIP payments.

    The Committee previously approved a PAP allotment to Mr. Lemieux for the 1999-2001 award period of $506,250, and the Committee determined, in the manner described in the immediately preceding paragraph, that performance in 1999-2001 award period relative to the earnings per share objective established for this period warranted a 88.4% payout of Mr. Lemieux's 1999-2001 PAP allotment.

    In 2001, the Committee approved a PAP allotment to Mr. Lemieux for the 2001-2003 award period of $543,750.

    The Company Equity Participation Plan provides executives with the opportunity to acquire an equity interest in the Company and to share in the appreciation of the value of the stock. Stock options only have value if the stock price appreciates from the date the options are granted. Furthermore, under the form of Stock Option Agreement currently approved by the Committee, exercisability of options is not available until the fifth year after the grant date unless exercisability has been accelerated by virtue of increase(s) in the Company stock price.

    Each year the Committee determines the total number of options to be awarded to all eligible key employees as a group. The Committee determined that in 2001 a pool approximately equal to 1.2% of the total number of outstanding shares of common stock of the Company was sufficient to achieve the overall goals of the plan. The number of options awarded to each eligible key employee, including the Chief Executive Officer and each executive officer, is based on the opportunity for such individual to enhance share owner value through the effective performance of such individual's job responsibilities. Consideration is also given to the total number of options previously granted to such individual. In 2001, Mr. Lemieux was granted options on 160,000 shares.

    In addition to the options granted in 2001, the Committee approved the granting of restricted stock to certain eligible key employees, including the Chief Executive Officer and each executive officer. These shares of restricted stock were granted under the 1997 Equity Participation Plan as part of the Company's program to retain the services of its key employees. The restrictions on the shares provide that the shares cannot be directly or indirectly offered, transferred, sold, assigned, pledged, hypothecated or otherwise disposed of until the third anniversary of the granting of the shares. The restrictions also lapse upon the death or total disability of the grantee. Each grantee also received additional cash consideration sufficient to pay the taxes due on the restricted shares received by such grantee. In consideration of the granting of the shares of restricted stock, each grantee agreed to a non-competition covenant. In 2001, Mr. Lemieux was granted 160,000 shares of such restricted stock.

    BENEFITS. Benefits offered to executive officers are essentially the same as those offered to all salaried employees of the Company. The level and nature of such benefits are reviewed from time to time to ensure that they are competitive, tax efficient, and otherwise appropriate in the judgment of the Committee.

    The Committee believes that the executive compensation policies and programs described above serve the interest of all share owners and the Company and substantially link the compensation of the Company's executives with the Company's performance.

    TAX DEDUCTIBILITY COMPENSATION. During 1993, the Internal Revenue Code of 1986 was amended by adding a new Section 162(m), which denies a tax deduction to a publicly held corporation for compensation paid to its Chief Executive Officer and its other four most highly compensated officers to the extent any such compensation exceeds $1 million in a taxable year after 1993. Such denial of tax deductibility is subject, however, to an exception for "performance-based compensation." The Internal Revenue Service has issued regulations purporting to interpret and implement the provisions of Section 162(m).

    Mr. Lemieux is the only executive whose compensation under the Company's cash compensation plan is potentially subject to the provisions of
Section 162(m). Mr. Lemieux has elected, pursuant to the Company's 1997 Equity Participation Plan, to defer into restricted stock an amount of his incentive compensation for 2001 such that his total compensation will not exceed the $1 million deductibility limit in 2002. Of the amount deferred by Mr. Lemieux for 2001, $286,881 was taken in the form of restricted stock under the 1997 Equity Participation Plan and $525,000 was deferred into a cash account under the terms of Mr. Lemieux's employment agreement. Notwithstanding the prior deferral by Mr. Lemieux of a portion of his incentive compensation for 2000, as a result of the restricted stock granted to Mr. Lemieux under the 1997 Equity Participation Plan and the lapse of restrictions on shares of restricted stock previously acquired by Mr. Lemieux through the deferral of prior bonus payments, a portion of the compensation payable to Mr. Lemieux in 2001 will be subject to the limitation on deductibility imposed under Section 162(m).

                                          Michael W. Michelson, Chairman
                                          Edward A. Gilhuly
                                          James H. Greene, Jr.

BOARD AUDIT COMMITTEE REPORT

    The Audit Committee assists the Board of Directors in its oversight of the Company's financial statements. Management is responsible for the financial statements and the financial reporting process. The independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States.

    In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence from the Company and its management. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to the Company is compatible with the auditors' independence.

    In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Report on Form 10-K for the period ended December 31, 2001, for filing with the Securities and Exchange Commission.

    All current members of the Audit Committee of the Company's Board of Directors are eligible to serve on the committee under the independence standards contained in the current New York Stock Exchange Listing Standards. The Board of Directors has adopted a Charter for the Audit Committee. No changes were made to the Charter in 2001.

                                          Edward A. Gilhuly, Chairman
                                          Robert J. Dineen
                                          John J. McMackin, Jr.

PERFORMANCE GRAPH

                     COMPARISON OF CUMULATIVE TOTAL RETURN
               AMONG OWENS-ILLINOIS, S&P 500 AND PACKAGING GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      OWENS-ILLINOIS  S&P 500  PACKAGING GROUP
1996         $100.00  $100.00          $100.00
1997         $166.76  $133.36          $128.45
1998         $134.62  $171.47          $103.45
1999         $110.17  $207.56           $89.15
2000          $25.00  $188.66           $56.70
2001          $43.91  $166.24           $74.72

    The above graph compares the performance of the Company's Common Stock with that of a broad market index (the S&P 500 Composite Index) and a packaging group consisting of companies with lines of business or product end uses comparable to those of the Company for which market quotations are available.

    The packaging group consists of: AptarGroup, Inc., Ball Corp., Bemis Company, Inc., BWAY Corp., Chesapeake Corp., Crown Cork & Seal Company, Inc., Liqui-Box Corp., Owens-Illinois, Inc., Sealed Air Corp., Silgan Holdings Inc., Sonoco Products Co., and Vitro Sociedad Anonima (ADSs).

    The comparison of total return on investment for each period is based on the change in market value of the stock, including additional shares assumed purchased through reinvestment of dividends, if any.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 11, 2002 (except as otherwise noted in the footnotes below) by each beneficial owner of more than five percent of the Company's outstanding Common Stock known to the Company, each of the Company's directors and nominees for director, each of the named executive officers and all directors and executive officers of the Company as a group. Joseph H. Lemieux, R. Scott Trumbull and Gerald J. Lemieux own 28,473, 18,982 and 2,373 shares of the Company's $2,375 Convertible Preferred Stock, respectively, which shares are reflected in the totals shown below at a conversion rate of 0.9491 shares of Common Stock for each share of Convertible Preferred Stock. No other director, nominee for director, named executive officer or other executive officer beneficially owned any of the Company's preferred stock.

                                                                   NUMBER OF
                      NAME AND ADDRESS                        SHARES BENEFICIALLY
                    OF BENEFICIAL OWNER                            OWNED(1)            PERCENTAGE
------------------------------------------------------------  -------------------      ----------
KKR Associates, L.P.(2).....................................      36,000,000              24.5%
  9 West 57th Street
  New York, New York 10019
Alliance Capital Management L.P.(3).........................      18,235,104              12.4
  1290 Avenue of the Americas
  New York, New York 10104
FMR Corp.(4)................................................       7,642,679               5.2
  82 Devonshire Street
  Boston, Massachusetts 02109
Massachusetts Financial Services Company(5).................       7,626,133               5.2
  500 Boylston Street
  Boston, Massachusetts 02116
State Street Bank and Trust Company(6)......................      20,370,812              13.9
  225 Franklin Street
  Boston, MA 02110
Joseph H. Lemieux(1)........................................       1,398,508(7)(8)         1.0
Thomas L. Young(1)..........................................         325,511(7)(8)         0.2
Robert J. Dineen(1).........................................          27,282             --
Edward A. Gilhuly(2)........................................          10,000             --
James H. Greene, Jr.(2).....................................        --                   --
Anastasia D. Kelly..........................................        --                   --
John J. McMackin, Jr.(1)....................................          28,019             --
Michael W. Michelson(2)(9)..................................          20,000             --
George R. Roberts(2)........................................        --                   --
Peter J. Robinson(1)........................................         203,000(7)(8)         0.1
R. Scott Trumbull(1)........................................         352,529(7)(8)         0.2
Terry L. Wilkison(1)........................................         235,129(7)(8)         0.2
All directors and executive officers as a group (other than
  as set forth in relation to KKR Associates, L.P.) (26
  persons)(1)...............................................       3,890,214(7)(8)         2.6

------------------------

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date if such person has the right to acquire such shares within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The information includes: all currently exercisable options granted to Messrs. Lemieux, Young, Dineen, McMackin, Robinson, Trumbull and Wilkison. The number of shares beneficially owned includes 485,000 shares subject to options granted to Mr. Lemieux; 164,491 shares subject to options granted to Mr. Young; 18,182 shares subject to options granted to Mr. Dineen; 18,391 shares subject to options granted to Mr. McMackin; 75,000 shares subject to options granted to Mr. Robinson; 122,500 shares subject to options granted to Mr. Trumbull; 100,000 shares subject to options granted to Mr. Wilkison; and 1,595,839 shares subject to options granted to all directors and officers as a group (other than as set forth in relation to KKR Associates, L.P.). For purposes of this table, Mr. Robinson is deemed to have "beneficial ownership" of 20,000 phantom stock units issued under the Company's 1997 Equity Participation Plan.

(2) Shares shown as owned by KKR Associates, L.P. are owned of record by three limited partnerships of which KKR Associates, L.P. is the sole general partner and as to which it possesses sole voting and investment power. KKR Associates is a limited partnership of which George R. Roberts, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly (all directors of the Company), Henry R. Kravis, Robert I. MacDonnell, Paul E. Raether, Michael T. Tokarz, Perry Golkin, and Scott Stuart are the general partners. Such persons may be deemed to share beneficial ownership of the shares shown as owned by KKR Associates, L.P. The foregoing persons disclaim beneficial ownership of such shares of the Company.

(3) The Schedule 13G received by the Company from AXA Financial, Inc. indicated that Alliance Capital Management L.P. is the beneficial owner of 18,235,104 shares of the Common Stock on behalf of client discretionary investment advisory accounts, with sole power to vote or to direct the vote on 11,575,848 shares, shared power to vote or direct the vote on 1,158,867 shares and the sole power to dispose or to direct the disposition of 18,235,104 shares. Alliance Capital Management L.P. is majority owned by AXA Financial, Inc. In turn, AXA Financial, Inc. is majority owned by AXA, which is controlled by AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle.

(4) The Schedule 13G received by the Company from FMR Corp. ("FMR"), Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, indicated that FMR is the beneficial owner of 7,642,679 shares of the Common Stock, with sole power to vote or to direct the vote of 858,700 shares and the sole power to dispose or to direct the disposition of 7,642,679 shares. Fidelity is the beneficial owner of 6,783,979 shares of the Common Stock as a result of acting as investment adviser to various investment companies registered under
    Section 8 of the Investment Company Act of 1940. That number includes 749,409 shares of Common Stock resulting from the assumed conversion of 789,600 shares of the Company's $2.375 Convertible Preferred Stock (0.9491 shares of Common Stock for each share of Convertible Preferred Stock). Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 6,783,979 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. is the beneficial owner of 269,600 shares of Common Stock as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 269,600 shares and sole power to vote or to direct the voting of 269,600 shares of Common Stock owned by the institutional account(s) as reported above. Fidelity International Limited is the beneficial owner of 589,100 shares of Common Stock.

(5) The Schedule 13G received by the Company from Massachusetts Financial Services Company ("MFS") indicated that MFS, together with certain other non-reporting entities, is the beneficial owner of 7,626,133 shares of the Common Stock, with sole power to vote or to direct the vote on 7,626,133 shares and the sole power to dispose or to direct the disposition of 7,626,133 shares. That number includes 325,873 shares of Common Stock resulting from the assumed conversion of 343,350 shares of the Company's $2.375 Convertible Preferred Stock (0.9491 shares of Common Stock for each share of Convertible Preferred Stock).

(6) The Schedule 13G received by the Company from State Street Bank and Trust Company ("State Street"), acting in various fiduciary capacities, indicated it is beneficial owner of 20,370,812 shares of Common Stock, with sole voting power with respect to 1,315,886 shares of Common Stock, shared voting power with respect to 18,959,672 shares of Common Stock, sole dispositive power with respect to 12,639,310 shares of Common Stock, and shared dispositive power with respect to 7,731,502 shares of Common Stock. The majority of the shares with respect to which State Street is the beneficial owner are owned on behalf of (a) the Owens-Illinois Hourly Supplemental Retirement Plan, (b) the Owens-Illinois Non-Union Retirement and Savings Plan, (c) the Owens-Illinois Stock Purchase and Savings Program, and
    (d) the Owens-Illinois Long Term Savings Plan.

(7) The table includes the number of shares of Common Stock that Joseph H. Lemieux, Thomas L. Young, R. Scott Trumbull, Terry L. Wilkison and all directors and officers as a group (other than as set forth in relation to KKR Associates, L.P.) held in the Stock Purchase and Savings Program as of February 28, 2002. No shares are held in such program for Peter J. Robinson.

(8) The number of shares shown as beneficially owned includes the following number of shares of unvested restricted stock over which the following persons or group had voting, but not investment, power as of March 11, 2002; Mr. Lemieux--389,143 shares; Mr. Young--95,000 shares; Mr. Robinson--100,000 shares; Mr. Trumbull--90,000 shares; Mr. Wilkison--90,000 shares; and all directors and officers as a group (other than as set forth in relation to KKR Associates, L.P.)--1,111,002 shares. The number of shares shown as beneficially owned by Mr. Robinson also includes 20,000 phantom stock units issued under the Company's 1997 Equity Participation Plan.

(9) Does not include 3,000 shares of Common Stock held in an irrevocable trust created by Mr. Michelson for the benefit of his children with respect to which Mr. Michelson disclaims any beneficial ownership. The limited partnership agreements pursuant to which two of the limited partnerships noted in footnote 2 above (the "KKR Partnerships") were organized, by their terms, expired on December 31, 2000. The limited partnership agreement may be amended by all of the limited partners to extend the term beyond such date. No such amendment has been adopted. There can be no assurance that KKR Associates, L.P., as general partner of the KKR Partnerships, will seek an amendment or, if sought, that an amendment will be approved by the limited partners. In connection with the dissolution and winding up of the limited partnerships, KKR Associates, L.P. has sole discretion regarding the timing (which may be one or more years after the expiration of the partnership agreements) and manner of the disposition of any Common Stock held by such limited partnerships, including public or private sales of such Common Stock, the distribution of such Common Stock to the limited partners of the limited partnerships or a combination of the foregoing.

                                   PROPOSAL 2
                          APPROVAL OF AN AMENDMENT TO
            THE AMENDED AND RESTATED 1997 EQUITY PARTICIPATION PLAN
                            OF OWENS-ILLINOIS, INC.

PROPOSED AMENDMENT

    GENERAL. The Board of Directors recommends the approval of an amendment (the "Amendment") to the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc. (the "1997 Plan"). Approval of the Amendment, which was adopted by the Compensation Committee subject to share owner approval at the Annual Meeting, would increase the number of shares of Common Stock authorized for issuance under the 1997 Plan from 10,000,000 to 16,000,000, and would allow the Compensation Committee to permit options to be transferable by gift to charities and certain other entities.

    The principal purposes of the 1997 Plan are to provide incentives for key employees of the Company or of any parent or subsidiary through granting of options, restricted stock and phantom stock units, thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ. The Company believes that the Amendment is necessary for the Company to be able to continue to provide meaningful long-term, stock-based incentives to existing and future key employees.

    The 1997 Plan was originally adopted by the Company's Board of Directors on March 27, 1997 and approved by the Company's share owners on May 14, 1997. It was amended by the Compensation Committee effective as of December 19, 1997, and, as amended and restated, was adopted by the Compensation Committee on April 7, 1999. As of March 11, 2002, under the 1997 Plan, a total of 7,571,637 shares were subject to outstanding stock options held by approximately 730 key employees and a total of 870,401 shares were subject to grants of restricted stock and phantom stock units that remain subject to forfeiture held by approximately 400 key employees, and fewer than 6,000 shares remained available for grant. In addition, on March 11, 2002 a total of 2,713,886 shares were subject to outstanding stock options issued under the 1992 Stock Option Plan for Key Employees of Owens-Illinois, Inc. On March 11, 2002, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $14.90.

    Approval of Proposal 2 would amend the 1997 Plan to increase the number of shares authorized for issuance under the 1997 Plan from 10,000,000 to 16,000,000.

    THE SHARE OWNERS ARE BEING ASKED TO APPROVE THE 1997 PLAN AS MODIFIED BY THE AMENDMENT IN ORDER TO ALLOW THE COMPANY TO CONTINUE TO GRANT STOCK OPTIONS, RESTRICTED STOCK AND PHANTOM STOCK UNITS UNDER THE 1997 PLAN AND TO ALLOW THE COMPANY TO PERMIT OPTIONS TO BE TRANSFERABLE BY GIFT TO CHARITIES AND CERTAIN OTHER ENTITIES. IF PROPOSAL 2 IS NOT APPROVED, THE 1997 PLAN WILL CONTINUE IN EFFECT WITHOUT THE MODIFICATIONS CONTAINED IN THE AMENDMENT.

    The following is a description of the material provisions of the 1997 Plan. The complete text of the Amendment appears as Appendix A to this Proxy Statement. While the Amendment is summarized herein, such summary is in all respects subject to the complete text of the Amendment contained in Appendix A.

SUMMARY OF CURRENT PLAN

    SHARES SUBJECT TO PLAN. The 1997 Plan provides for the granting of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), restricted stock and phantom stock units. Under the 1997 Plan, not more than 10,000,000 shares of Common Stock (or their equivalent in other equity securities) are authorized for issuance upon the exercise of options or upon vesting of restricted stock awards or phantom stock awards. If the Amendment is approved, the maximum number of shares authorized for issuance under the 1997 Plan would be 16,000,000.

    If any option expires or is cancelled without having been fully exercised, or if restricted stock is repurchased by the Company or is forfeited, the shares covered thereby may be subject to future grants under the 1997 Plan. In addition, the 1997 Plan provides that the number of shares of the Company's Common Stock that may be issued under the 1997 Plan will be increased by the number of shares of the Company's Common Stock that are tendered or relinquished in payment of the exercise price of a stock option or in payment of federal, state and local tax withholding liabilities due upon exercise of an option or award or vesting of restricted stock or phantom stock units.

    ELIGIBILITY. Any key employee of the Company or of any parent or subsidiary is eligible to be granted options, restricted stock or phantom stock units under the 1997 Plan. As of the date hereof, approximately 730 employees are eligible to participate in the 1997 Plan.

    EXERCISE PRICE. Each option shall have an exercise price of not less than 100% or, in the case of an ISO granted to an individual owning more than 10% of the combined voting power of the Company, 110% of the Fair Market Value (as defined in the 1997 Plan) of such shares on the date the option is granted. As long as the Common Stock is listed on the New York Stock Exchange, the Fair Market Value of the Common Stock generally will be the closing price on such exchange of the Common Stock at the end of the business day preceding the date of grant.

    ADMINISTRATION. The 1997 Plan is administered by the Compensation Committee, which is responsible for determining the persons to whom options, restricted stock and phantom stock units shall be granted, the number of shares to be subject thereto (subject to an award limit of 500,000 shares subject to options, restricted stock and phantom stock units that may be granted in any given year to a single participant) and the other terms and conditions thereof, including the terms on which options shall become exercisable, subject to certain limitations set forth in the 1997 Plan.

    TERMS OF OPTIONS. Each option granted pursuant to the 1997 Plan will expire no later than ten years, or in the case of NQSOs, ten years and one day, or, in the case of an ISO granted to an individual owning more than 10% of the combined voting power of the Company, five years from the date the option was granted. The Compensation Committee may grant options that are (a) not transferable except by will or pursuant to the applicable laws of descent and distribution upon death of the optionee or (b) transferable only by gift to (i) such optionee's spouse, children or certain other relatives of the optionee, or
(ii) a trust for the benefit of such persons. If the Amendment is approved, options that are transferable by gift may also be transferred to (iii) a limited liability company or partnership, all of whose members or partners consist of the optionee or the above-listed relatives or trust, or (iv) a non-profit organization or charitable trust, to which contributions are tax-deductible. The terms of the options granted under the 1997 Plan will be provided in separate stock option agreements.

    TERMS OF RESTRICTED STOCK. Restricted stock may be awarded on such terms and conditions (including the purchase price, if any) and subject to such restrictions as the Compensation Committee may determine. The term of such restrictions generally shall not be less than three years. However, the Compensation Committee may grant restricted stock with a restriction period of less than three years, but not less than one year, if the grant of the restricted stock is performance based, or if the total number of shares of non-performance based restricted stock granted under the 1997 Plan with a restriction period of less than three years does not exceed five percent of the aggregate number of shares which may be issued under the 1997 Plan. Restricted stock, typically, may be repurchased by the Company if the participant has terminated employment prior to the lapse of the restrictions, although a restricted stock agreement may provide for no repurchase right in certain circumstances. The repurchase price may be equal to or less than the original purchase price, depending on the circumstances of the termination of employment. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Holders of restricted stock, unlike recipients of options or phantom stock units, generally will have voting rights and will receive dividends prior to the time when the restrictions lapse.

    TERMS OF PHANTOM STOCK UNITS. Phantom stock units are compensation units which are paid in Common Stock. Upon exercise of a phantom stock unit, a share of Common Stock is delivered to the holder of the phantom stock unit. Phantom stock units may be awarded on such terms and conditions (including the purchase price, if any) and subject to such vesting period as the Compensation Committee may determine. The term of such vesting period generally shall not be less than three years. However, the Compensation Committee may grant phantom stock units with a restriction period of less than three years, but not less than one year, if the grant of the phantom stock unit is performance based, or if the total number of shares represented by phantom stock units combined with the total number of non-performance based restricted stock granted under the 1997 Plan with a restriction period of less than three years does not exceed five percent of the aggregate number of shares which may be issued under the 1997 Plan. Unvested phantom stock units, typically, may be terminated by the Company upon termination of the participant's employment, although a phantom stock agreement may provide for no repurchase right in certain circumstances. In general, phantom stock units may not be sold, or otherwise transferred or hypothecated, until fully vested.

    PAYMENT FOR SHARES. The exercise or purchase price of all options, restricted stock and phantom stock units must be paid in full in cash or, in certain circumstances, with shares of Common Stock owned by the optionee or issuable to the optionee upon exercise of the option, or a promissory note of the optionee, or a combination of such forms of consideration as provided in the 1997 Plan. Each share received by the Company in payment of the purchase price will be valued at its Fair Market Value on the date of exercise. When the per share value of the Common Stock received is higher than the per share exercise price of an option, it is possible that a participant may exercise the full amount of his option without any cash payment of the exercise price.

    ADDITIONAL OPTIONS. The Company may also grant additional options ("Additional Options") to eligible employees. The purpose of the Additional Options is to encourage ownership and retention of the Company's Common Stock by key employees by providing for the grant of a new option with respect to shares tendered or relinquished in payment of the exercise price of an outstanding option. Also, Additional Options may be granted with respect to shares tendered or relinquished in payment of the amount to be withheld under federal, state and local income tax laws in connection with the exercise of an option to which such Additional Option relates.

    CHANGE IN COMMON STOCK. In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares of capital stock or other securities of the Company by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or otherwise, the number and kind of shares covered by the 1997 Plan and by each outstanding option or award of restricted stock or phantom stock, and the exercise price per share, shall be adjusted (such adjustments with respect to outstanding shares shall be made proportionately).

    AMENDMENT AND TERMINATION. The 1997 Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Compensation Committee. However, certain provisions of the 1997 Plan may not be amended or modified without share owner approval. These provisions include the provisions respecting the maximum number of shares which may be issued on the exercise of options or the vesting of phantom stock units or awarded as restricted stock, the award limit, eligibility requirements for receipt of grants, minimum option price requirements and extending the period during which the 1997 Plan is in effect.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a general summary of the material federal income tax consequences to the Company and to participants in the 1997 Plan. The 1997 Plan is not a qualified pension, profit-sharing or stock bonus plan under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or an "employee benefit plan" subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. This discussion is based on the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change.

    NON-QUALIFIED STOCK OPTIONS. Participants who are granted a NQSO (including an Additional Option which is a NQSO) do not recognize income as a result of the grant of a NQSO but normally recognize compensation taxable at ordinary income rates upon the NQSO's exercise to the extent that the Fair Market Value of the shares on the date of the exercise of the NQSO exceeds the option exercise price paid. Subject to Section 162(m) of the Code, the Company will be entitled to a deduction in an amount equal to the amount that the participant is required to include in ordinary income at the time of such inclusion. The Company generally will also be required to withhold taxes on ordinary income realized by the participant at the time of such inclusion.

    INCENTIVE STOCK OPTIONS. Participants who are granted an ISO (including an Additional Option which is an ISO) will not be considered to have received taxable income upon the grant of an ISO or its exercise; however, generally the amount by which the Fair Market Value of the shares at the time of exercise exceeds the option price will be included in the participant's alternative minimum taxable income upon exercise unless the stock acquired is not transferable or is subject to a substantial risk of forfeiture, in which case no amount is included in alternative minimum taxable income until the stock is transferable or there is no longer a substantial risk of forfeiture. If an ISO is disposed of in the same year it is exercised, and the amount realized is less than the stock's Fair Market Value at the time of exercise, the amount includible in alternative minimum taxable income does not exceed the amount realized on the sale or exchange of the stock, less the taxpayer's basis in such stock.

    Upon the sale or other taxable disposition of shares of Common Stock acquired upon the exercise of an ISO, long-term capital gain will normally be recognized in the full amount of the difference between the amount realized and the option exercise price if no disposition of shares has taken place within either (a) two years from the date of grant of the ISO or (b) one year from the date of transfer of such shares of Common Stock to the participant upon exercise. If shares of Common Stock acquired upon the exercise of an ISO are sold or otherwise disposed of before the end of the one-year or two-year periods referenced above, the difference between the ISO exercise price and the Fair Market Value of the shares of Common Stock on the date of the ISO's exercise will be taxed as ordinary income; the balance of the gain, if any, will be taxed as capital gain. If shares of Common Stock acquired upon the exercise of an ISO are disposed of before the expiration of the one-year or two-year periods referenced above and the amount realized is less than the Fair Market Value of the shares at the date of exercise, the participant's ordinary income is limited to the excess (if any) of the amount realized over the option exercise price paid. Subject to Section 162(m) of the Code, the Company will be entitled to a tax deduction in regards to an ISO only to the extent that the participant has ordinary income upon sale or other disposition of the shares.

    RESTRICTED STOCK. An employee to whom restricted stock is issued will not have taxable income upon issuance and the Company will not then be entitled to a deduction, unless an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by the Company, the employee will realize ordinary income and the Company will be entitled to a deduction in an amount equal to the Fair Market Value of the shares at the date such restrictions lapse, less the purchase price paid for the shares. If an election is made under
Section 83(b) with respect to restricted stock, the employee will realize ordinary income at the date of issuance equal to the Fair Market Value of the shares at that date less the purchase price paid for the shares, and the Company will be entitled to a deduction in the same amount.

    PHANTOM STOCK UNITS. An employee who is granted a phantom stock unit will not have taxable income and the Company will not be entitled to a deduction as a result of the grant of a phantom stock unit. Upon the employee's receipt of shares transferred by the Company in connection with the phantom stock unit, the employee will realize ordinary income and, subject to Section 162(m) of the Code, the Company will be entitled to a deduction in an amount equal to the Fair Market Value of the shares on the date of such transfer, less the purchase price paid for the phantom stock unit.

    EFFECT OF SECTION 162(m) OF THE CODE. Under Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds
$1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based" compensation established by an independent compensation committee which is adequately disclosed to, and approved by, share owners. In particular, stock options will satisfy the performance-based exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e. the option exercise price is equal to or greater than the Fair Market Value of the stock subject to the award on the grant date). Other types of awards may only qualify as "performance-based compensation" if such awards are only granted or payable to the recipients based upon the attainment of objectively determinable and pre-established performance targets which are established by a qualifying compensation committee and which relate to performance goals which are approved by the Company's share owners.

    The 1997 Plan has been designed in order to permit the Compensation Committee to grant stock options which will qualify as "performance-based compensation" under Section 162(m). Restricted stock and phantom stock units granted under the 1997 Plan will not qualify as "performance-based compensation."

REASONS FOR AMENDMENT

    The 1997 Plan currently provides that 10,000,000 shares of Common Stock are authorized for issuance under the 1997 Plan. As of March 11, 2002, fewer than 6,000 shares remained available for future awards under the 1997 Plan. Also on that date, options held by approximately 730 key employees and covering 7,571,637 shares were outstanding under the 1997 Plan, of which 1,666,137 were exercisable, and 870,401 shares were subject to outstanding grants of phantom stock units and restricted stock that remain subject to forfeiture held by approximately 400 key employees. The Board has determined that it is advisable to continue to provide stock-based incentive compensation to the Company's key employees to continue to align the interests of such employees with those of the share owners, that awards under the 1997 Plan are an effective means of providing such compensation, and that this will require the addition of shares to the 1997 Plan as provided for by the Amendment. The Board has also determined that it is advisable to give discretion to the Compensation Committee to grant non-qualified stock options that the optionee may transfer by gift to charity or to a limited liability company or partnership consisting entirely of certain family members.

    The future number, amount and type of awards to be received by or allocated to eligible participants under the 1997 Plan, as amended by this proposal, cannot be determined at this time. If the additional 6,000,000 shares contemplated by this proposal had been available for 1997 Plan purposes in 2001, the Company expects that awards would not have been substantially different from those reported in the Summary Compensation Table and the table of Option/SAR Grants in Last Fiscal Year under "Director and Executive Compensation and Other Information," above.

    The Board recommends that the Amendment be approved, and that the number of shares of Common Stock reserved for issuance on exercise of options and awards or vesting of phantom stock units or restricted stock thereunder be increased from 10,000,000 to 16,000,000.

REQUIRED VOTE FOR APPROVAL AND RECOMMENDATION OF THE BOARD OF DIRECTORS

    The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to approve the Amendment to the 1997 Plan. Your Board of Directors recommends a vote FOR approval of the Amendment to the 1997 Plan.

                              GENERAL INFORMATION

AUDITORS

    The Board, upon the recommendation of the Audit Committee, has approved the selection of Ernst & Young LLP as the Company's independent auditors for 2002. Ernst & Young LLP fees and expenses for the 2001 annual audit were $3.3 million and all other fees were $3.3 million, including audit related services of $1.8 million, and nonaudit services of $1.5 million. Fees and expenses for audit related services included $1.1 million for audits of a number of international subsidiaries where required by local statute, audits of certain domestic subsidiaries as required by rules of the U.S. Securities and Exchange Commission and audits of pension plans. Fees and expenses for nonaudit services included $1.4 million for expatriate employee tax compliance and consulting, international subsidiary tax consulting and domestic tax consulting. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

OUTSTANDING STOCK

    An aggregate of 146,696,506 shares of the Company's Common Stock was outstanding at the close of business on March 11, 2002. Each share entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. Shares of Common Stock held by the trustee under the Company's 401(k) plans must be voted by the trustee in accordance with written instructions from participants in such plan or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares for which instructions were received from participants. No other securities are entitled to be voted at the Annual Meeting.

REVOCABILITY OF PROXIES

    Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing or at the 2002 Annual Meeting.

SOLICITATION COSTS

    The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board's recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

VOTING PROCEDURES

    The By-laws of the Company (the "By-laws") provide that a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, the holders of which are present in person or represented by proxy, shall constitute a quorum at any Annual Meeting.

    Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" (i.e., shares of voting stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable New York Stock Exchange rules or the instrument under which it serves in such capacity, and (iii) the recordholder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum.

    The By-Laws provide that all matters to come before the Annual Meeting require the approval of the vote of the holders of a majority of the stock present in person or represented by proxy, unless the question is one upon which by express provision of law, or the Certificate of Incorporation, or the By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. On any such matters, abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes as to particular proposals, however, will be deemed shares not having voting power on such proposals. Accordingly, broker non-votes will not be counted for purposes of determining whether the requisite majority vote has been received in favor of a particular proposal.

    The By-Laws further provide that all elections shall be had and all questions decided by a plurality vote. Therefore, directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

    If a properly signed proxy form is returned to the Company and is not marked, it will be voted in accordance with management's recommendations on all proposals.

OTHER MATTERS

    Management of the Company does not know of any matter that will be presented for action at the 2002 Annual Meeting other than the election of directors and approval of the amendment to the 1997 Equity Participation Plan as presented herein. However, if any other matter should be brought to a vote at the meeting, all shares covered by proxies solicited hereby will be voted with respect to such matter in accordance with the proxy holders' discretion.

SECTION 16 BENEFICIAL OWNERSHIP COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-ten-percent holders are required by SEC regulation to furnish the Company with copies of all such forms which they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no reports were required, all of its directors and executive officers made all required filings on time during 2001.

SHARE OWNER PROPOSALS AND NOMINATIONS FOR 2003 ANNUAL MEETING

    A share owner desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 2003 Annual Meeting must deliver the proposal so that it is received by the Company no later than December 1, 2002. The Company requests that all such proposals be addressed to James W. Baehren, Secretary, Owens-Illinois, Inc., One SeaGate, Toledo, Ohio 43666, and mailed by certified mail, return receipt requested.

REPORTS TO SHARE OWNERS

    The Company has mailed this Proxy Statement and a copy of its 2001 Annual Report to each share owner entitled to vote at the Annual Meeting. Included in the 2001 Annual Report are the Company's consolidated financial statements for the year ended December 31, 2001.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, INCLUDING THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY SENDING A WRITTEN REQUEST THEREFOR TO OWENS-ILLINOIS, INC., INVESTOR RELATIONS, ONE SEAGATE, TOLEDO, OHIO 43666.

Toledo, Ohio
April 1, 2002

                                                                      APPENDIX A

                               FIRST AMENDMENT TO
              AMENDED AND RESTATED 1997 EQUITY PARTICIPATION PLAN
                            OF OWENS-ILLINOIS, INC.

    THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED 1997 EQUITY PARTICIPATION
PLAN OF OWENS-ILLINOIS, INC., dated as of             , 2002, is made and
adopted by OWENS-ILLINOIS, INC., a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the 1997 Plan (as defined below).

                                    RECITALS

    WHEREAS, the Company maintains the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc (the "1997 Plan");

    WHEREAS, the Company desires to amend the 1997 Plan to increase the number of shares of common stock of the Company subject thereto to allow the Compensation Committee (the "Committee") of the Board of Directors of the Company to permit non-qualified stock options granted under the 1997 Plan to be transferable by gift to charities, and to make such other changes as are specified herein;

    WHEREAS, pursuant to Section 10.2 of the 1997 Plan, the 1997 Plan may be amended by the Committee;

    WHEREAS, this First Amendment was duly adopted by a resolution of the Committee dated as of March 25, 2002, subject to approval thereof by the Company's stockholders; and

    WHEREAS, this First Amendment was approved by the stockholders of the
Company on             , 2002.

    NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the 1997 Plan as follows:

        1. Section 1.31 of the 1997 Plan is hereby deleted in its entirety and replaced with the following:

           "SECTION 1.31--TRANSFERABLE OPTION

           'Transferable Option' means a Non-Qualified Option which by its terms, as determined by the Committee and set forth in the applicable Option Agreement (or an amendment thereto), may be transferred by the Optionee, in writing and with written notice to the Committee, by gift, without the receipt of any consideration, (i) to such Optionee's spouse, (ii) to any child or more remote lineal descendant of such Optionee or to the spouse of any such child or more remote lineal descendant; (iii) to any trust, custodianship, or other similar fiduciary relationship maintained for the benefit of the Optionee and/or any one or more of such persons listed in (i) or (ii) herein; (iv) to any limited liability company or partnership, all of whose members or partners consist of the Optionee and/or any one or more of such persons listed in (i), (ii) or (iii) herein; or (v) to any non-profit organization or charitable trust, contributions to which qualify for an income tax deduction under Section 170(c) of the

           Code, but is otherwise nontransferable except by will or the applicable laws of descent and distribution."

        2. Section 2.1(a) of the 1997 Plan is hereby amended by deleting the second sentence of such Section in its entirety and replacing it with the following sentence:

           "The aggregate number of such shares which may be issued upon exercise of such Options or the vesting of Phantom Stock Units or upon any such awards of Restricted Stock shall not exceed 16,000,000."

        3. Section 3.3(b) of the 1997 Plan is hereby deleted in its entirety and replaced with the following:

           "(b) Upon the selection of a key Employee to be granted an Option, the Committee shall instruct the Secretary to issue such Option and may impose such conditions on the grant of such Option as it deems appropriate."

        4. This First Amendment shall be and is hereby incorporated in and forms a part of the 1997 Plan.

        5. The foregoing amendment to Section 1.31 of the 1997 Plan shall be effective with respect to all future and existing Non-Qualified Options.

        6. This First Amendment constitutes a new plan for purposes of incentive stock options granted with respect to shares added to the 1997 Plan pursuant to this First Amendment and with respect to the stockholder approval requirements under the Internal Revenue Code of 1986, as amended.

        7. All other terms and provisions of the 1997 Plan shall remain unchanged except as specifically modified herein.

        8. The 1997 Plan, as amended by this First Amendment, is hereby ratified and confirmed.

    I hereby certify that the foregoing Amendment was duly adopted by the Compensation Committee of the Board of Directors of Owens-Illinois, Inc. on March 25, 2002.

                                                       By:  --------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Secretary

    I hereby certify that the foregoing Amendment was approved by the
stockholders of Owens-Illinois, Inc. on             , 2002.

                                                       By:  --------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Secretary

                                     [LOGO]

                           OWENS-ILLINOIS, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


P The undersigned hereby appoints Edward C. White, Jeffrey A. Denker and
  James W. Baehren and each of them, or if more than one is present and acting R then a majority thereof, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated below, all O shares of common stock of Owens-Illinois, Inc. held of record by the undersigned on March 11, 2002, at the Annual Meeting of Share Owners to be X held on May 8, 2002, or at any adjournment thereof.

Y      Election of Directors, Nominees:

       Class II: 1. Edward A. Gilhuly, 2. Anastasia D. Kelley, and 3. John J. McMackin, Jr.


(PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE HEREOF AND RETURN IT IN THE ENCLOSED ENVELOPE)

                                                                   SEE REVERSE
                                                                       SIDE

      PLEASE MARK YOUR
X     VOTES AS IN THIS
      EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHARE OWNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES AND FOR PROPOSAL NUMBER 2.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS.

                            FOR         WITHHELD
1. Election of Directors  /   /          /   /     WITHHOLD AUTHORITY to vote for all
   FOR nominees listed                             nominees listed on reverse side
   on the reverse side
   (except as marked to
   the contrary).

                            FOR       AGAINST     ABSTAIN
2. Approval of an          /   /      /   /       /   /
   Amendment to the
   1997 Equity Partici-
   pation Plan of Owens-
   Illinois, Inc.

                            FOR       AGAINST     ABSTAIN
3. In their discretion,    /   /      /   /       /   /
   the proxies are
   authorized to vote
   upon such other
   business as may
   properly come before
   the meeting.

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)



___________________________________________________


                                       Please sign exactly as name appears
                                       hereon. When shares are held by joint
                                       owners, both should sign. When signing
                                       as attorney, executor, administrator,
                                       trustee or guardian, please give full
                                       title as such. If a corporation, please
                                       sign in full corporate name by
                                       President or other authorized officer.
                                       If a partnership, please sign in
                                       partnership name by authorized person.

                                       PLEASE MARK, SIGN, DATE AND RETURN THE
                                       PROXY CARD PROMPTLY USING THE ENCLOSED
                                       ENVELOPE.

                                       ______________________________________
                                        Signature

                                       ______________________________________
                                        Signature, if held jointly      DATE